EXHIBIT NO. 21.1

GERBER SCIENTIFIC, INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Jurisdiction of Incorporation or Organization

Gerber Scientific International, Inc.	Connecticut
Gerber Technology, Ltd.	Canada
Gerber Technology Pty., Ltd.	Australia
Gerber Technology, Ltd.	Hong Kong
GGT International de Mexico, SA de CV	Mexico
Gerber Technology GmbH	Germany
Gerber Technology S.R.L.	Italy
Gerber Technology NV/SA	Belgium
Gerber Technology SARL	France
Gerber Technology Aktiebalag	Sweden
Gerber Technology, Ltd.	United Kingdom
Gerber Technology A/S	Denmark
Gerber Technology LDA	Portugal
Gerber Technology Venture Company	Connecticut
Shanghai Gerber Technology Service, Inc.	China
Gerbertec Maroc SARL	Morocco

Gerber Coburn Optical, Inc.	Delaware
Gerber Coburn Optical (Australia) Pty., Ltd.	Australia
Gerber Coburn Optical (Singapore) Pte., Ltd.	Singapore
Gerber Coburn Optical (U.K.), Ltd.	United Kingdom
Gerber Coburn Optical International, Inc.	Delaware
Gerber Coburn Optical of Canada, Ltd.	Canada

Spandex Ltd	United Kingdom
H. Brunner GmbH	Germany
Ultramark Adhesive Products Ltd.	United Kingdom
Spandex Belgium SA	Belgium
Spandex France SA	France
Spandex AG	Switzerland
Spandex Kft	Hungary
Spandex Sro	Czech Republic
Spandex Benelux BV	Holland
Spandex Espana SA	Spain
Spandex Srl	Italy
ND Graphic Products Ltd.	Canada
ND Graphics Ltd.	Canada
Spandex GmbH	Austria
Spandex Unifol Sro	Slovakia
Spandex Asia Pacific Pty. Ltd.	Australia
Spandex Asia Pacific Ltd.	New Zealand
R&D Spandex AB	Sweden
928395 Ontario, Inc.	Canada

Gerber Venture Capital Corporation	Delaware
Gerber Scientific UK Ltd.	United Kingdom

Gerber Foreign Sales Corporation	Barbados

Other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2003 and are not listed above.